EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
April 25, 2024	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

for the First Quarter of 2024

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported earnings for the first quarter of 2024 of $86.8 million, or $0.64 per diluted share. First quarter of 2024 results produced annualized returns on average assets, average equity and average tangible equity, a non-GAAP measure, of 1.19%, 7.25% and 11.98%, respectively. The first quarter of 2024 included $1.8 million of noninterest expense for the Federal Deposit Insurance Corporation’s (“FDIC”) special assessment levied on banking organizations stemming from the FDIC’s revised loss estimates to the Deposit Insurance Fund.

“UBSI delivered solid performance in the first quarter of 2024,” stated Richard M. Adams, Jr., United’s Chief Executive Officer. “While the headwinds in the current economic environment persist and continue to create challenges, UBSI’s operating metrics remain strong and we are well-positioned for success going forward.”

Earnings for the fourth quarter of 2023 were $79.4 million, or $0.59 per diluted share, and annualized returns on average assets, average equity and average tangible equity for the fourth quarter of 2023 were 1.08%, 6.70% and 11.27%, respectively. The fourth quarter of 2023 included $12.0 million of noninterest expense for the FDIC special assessment.

Earnings for the first quarter of 2023 were $98.3 million, or $0.73 per diluted share, and annualized returns on average assets, average equity and average tangible equity were 1.35%, 8.72% and 14.97%, respectively.

United Bankshares, Inc. Announces…

April 25, 2024

Page Two

First quarter of 2024 compared to the fourth quarter of 2023

Net interest income for the first quarter of 2024 decreased $7.2 million, or 3%, from the fourth quarter of 2023. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the first quarter of 2024 also decreased $7.2 million, or 3%, from the fourth quarter of 2023. The decrease in net interest income and tax-equivalent net interest income was primarily due to higher interest expense driven by the impact of deposit rate repricing, a decrease in acquired loan accretion income and a decrease in loan fees. The yield on average interest-bearing deposits increased 15 basis points to 3.10% for the first quarter of 2024. Loan fees for the first quarter of 2024 decreased $677 thousand from the fourth quarter of 2023. Acquired loan accretion income for the first quarter of 2024 decreased $521 thousand from the fourth quarter of 2023. The net interest margin of 3.44% for the first quarter of 2024 was a decrease of 11 basis points from the net interest margin of 3.55% for the fourth quarter of 2023.

The provision for credit losses was $5.7 million for the first quarter of 2024 as compared to $6.9 million for the fourth quarter of 2023.

Noninterest income for the first quarter of 2024 decreased $1.5 million, or 4%, from the fourth quarter of 2023 driven by a decrease of $3.0 million in other noninterest income. The fourth quarter of 2023 included a $2.7 million gain from the payoff of a fixed rate commercial loan that had an associated interest rate swap derivative. Partially offsetting the decrease in noninterest income was a $907 thousand increase in fees from brokerage services primarily due to higher volume.

Noninterest expense for the first quarter of 2024 decreased $11.5 million, or 8%, from the fourth quarter of 2023. This decrease in noninterest expense was driven by decreases in FDIC insurance expense of $10.2 million, other noninterest expense of $4.9 million and in the expense for the reserve for unfunded loan commitments of $2.7 million partially offset by an increase in employee benefits of $4.9 million and an increase in employee compensation of $1.5 million. The fourth quarter of 2023 included $12.0 million of expense for the FDIC special assessment. The first quarter of 2024 included an incremental $1.8 million of expense related to the FDIC special assessment stemming from the FDIC’s revised loss estimates. The decrease in other noninterest expense was driven by a decrease of $1.2 million of tax credit investment amortization and a decrease of $1.2 million of expense related to community development lending programs. Additionally, other noninterest expense for the fourth quarter of 2023 included $1.3 million related to trade name intangible impairments. The decrease in the expense for the reserve for unfunded loan commitments was primarily driven by a decrease in the outstanding balance of loan commitments. The increase in employee benefits was primarily driven by higher postretirement benefit costs and higher Federal Insurance Contributions Act (“FICA”) costs. Employee compensation for the first quarter of 2024 included approximately $240 thousand of severance expense associated with the previously announced mortgage delivery channel consolidation.

Income tax expense was $21.4 million for the first quarter of 2024 as compared to $24.8 million for the fourth quarter of 2023. The decrease of $3.4 million was due to a lower effective tax rate partially offset by higher earnings. United’s effective tax rate was 19.8% and 23.8% for the first quarter of 2024 and fourth quarter of 2023, respectively. The lower effective tax rate was primarily driven by the impact of provision to return adjustments in the fourth quarter of 2023.

United Bankshares, Inc. Announces…

April 25, 2024

Page Three

First quarter of 2024 compared to the first quarter of 2023

Earnings for the first quarter of 2024 were $86.8 million, or $0.64 per diluted share, as compared to earnings of $98.3 million, or $0.73 per diluted share, for the first quarter of 2023.

Net interest income for the first quarter of 2024 decreased $11.8 million, or 5%, from the first quarter of 2023. Tax-equivalent net interest income for the first quarter of 2024 decreased $12.1 million, or 5%, from the first quarter of 2023. The decrease in net interest income and tax-equivalent net interest income was primarily due to higher interest expense driven by deposit rate repricing, an increase in average interest-bearing deposits, a decrease in acquired loan accretion income and a decrease in loan fees. The decrease was partially offset by the impact of rising market interest rates on earning assets, organic loan growth and a decrease in average long-term borrowings. The average cost of funds increased 104 basis points from the first quarter of 2023 to 3.21% driven by an increase in the yield on average interest-bearing deposits of 127 basis points. Average deposits increased $522.0 million from the first quarter of 2023 driven by a $1.5 billion, or 10%, increase in average interest-bearing deposits. Acquired loan accretion income for the first quarter of 2024 decreased $613 thousand from the first quarter of 2023. Loan fees for the first quarter of 2024 decreased $351 thousand from the first quarter of 2023. The yield on average earning assets increased 60 basis points from the first quarter of 2023 to 5.70% driven by an increase in the yield on average net loans and loans held for sale of 53 basis points. Average net loans and loans held for sale increased $800.5 million, or 4%, from the first quarter of 2023. The net interest margin of 3.44% for the first quarter of 2024 was a decrease of 19 basis points from the net interest margin of 3.63% for the first quarter of 2023.

The provision for credit losses was $5.7 million for the first quarter of 2024 as compared to $6.9 million for the first quarter of 2023.

Noninterest income for the first quarter of 2024 was $32.2 million, a decrease of $532 thousand, or 2%, from the first quarter of 2023 driven by a decrease in mortgage loan servicing income of $1.5 million. The decrease in mortgage loan servicing income was due to lower mortgage servicing rights (“MSRs”) balances after the sale of MSRs during the second quarter of 2023. Partially offsetting the decrease in noninterest income was a $1.1 million increase in fees from brokerage services primarily due to higher volume.

Noninterest expense for the first quarter of 2024 was $140.7 million, an increase of $3.3 million, or 2% from the first quarter of 2023, primarily due to increases of $3.9 million in employee compensation, $2.2 million in other noninterest expense and $1.9 million in FDIC insurance expense partially offset by a decrease of $4.4 million in the expense for the reserve for unfunded loan commitments. The increase in employee compensation was driven by higher employee incentives, commissions, base salaries and employee severance. The increase in other noninterest expense was primarily driven by a $950 thousand increase in tax credit amortization and higher amounts of certain general operating expenses. The increase in FDIC insurance expense was driven by $1.8 million of expense recognized in the first quarter of 2024 for the FDIC special assessment. The decrease in the expense for the reserve for unfunded loan commitments was primarily driven by a decrease in the outstanding balance of loan commitments.

For the first quarter of 2024, income tax expense was $21.4 million as compared to $24.4 million for the first quarter of 2023. The decrease of $3.0 million was due to lower earnings and a slightly lower effective tax rate. United’s effective tax rate was 19.8% and 19.9% for the first quarter of 2024 and 2023, respectively.

United Bankshares, Inc. Announces…

April 25, 2024

Page Four

Credit Quality

United’s asset quality continues to be sound. At March 31, 2024, non-performing loans were $74.4 million, or 0.35% of loans & leases, net of unearned income. Total non-performing assets were $77.1 million, including OREO of $2.7 million, or 0.26% of total assets at March 31, 2024. At December 31, 2023, non-performing loans were $45.5 million, or 0.21% of loans & leases, net of unearned income. Total non-performing assets were $48.1 million, including OREO of $2.6 million, or 0.16% of total assets at December 31, 2023. The increase in non-performing loans and non-performing assets was driven by one commercial & industrial loan relationship.

As of March 31, 2024, the allowance for loan & lease losses was $262.9 million, or 1.22% of loans & leases, net of unearned income, as compared to $259.2 million, or 1.21% of loans & leases, net of unearned income, at December 31, 2023. Net charge-offs were $2.1 million for the first quarter of 2024, $1.1 million for the first quarter of 2023 and $2.5 million for the fourth quarter of 2023. Annualized net charge-offs as a percentage of average loans & leases, net of unearned income were 0.04% for the first quarter of 2024, 0.02% for the first quarter of 2023 and 0.05% for the fourth quarter of 2023.

Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 15.6% at March 31, 2024, while estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 13.2%, 13.2% and 11.4%, respectively. The March 31, 2024 ratios reflect United’s election of a five-year transition provision, allowed by the Federal Reserve Board and other federal banking agencies in response to the COVID-19 pandemic, to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%. United did not repurchase any shares of its common stock during 2023 or 2024.

About United Bankshares, Inc.

As of March 31, 2024, United had consolidated assets of approximately $30.0 billion. United is the parent company of United Bank, which comprises more than 225 offices located throughout Washington, D.C., Virginia, West Virginia, Maryland, North Carolina, South Carolina, Ohio, Pennsylvania, and Georgia. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

United Bankshares, Inc. Announces…

April 25, 2024

Page Five

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2024 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2024 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, average tangible equity, return on average tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible equity can thus be considered the most conservative valuation of the company. Tangible equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: uncertainty in U.S. fiscal and monetary policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets, interest rate, securities market and monetary supply fluctuations; increasing rates of inflation and slower growth rates; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those involving the Federal Reserve, FDIC, and CFPB; the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; competition; changes in legislation or regulatory requirements; and the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES Washington, D.C. and Charleston, WV Stock Symbol: UBSI (In Thousands Except for Per Share Data)
	Three Months Ended
	March 2024	March 2023	December 2023
EARNINGS SUMMARY:
Interest income	$369,180	$329,303	$369,175
Interest expense	146,691	94,983	139,485

Net interest income	222,489	234,320	229,690
Provision for credit losses	5,740	6,890	6,875
Noninterest income	32,212	32,744	33,675
Noninterest expense	140,742	137,419	152,287

Income before income taxes	108,219	122,755	104,203
Income taxes	21,405	24,448	24,813

Net income	$86,814	$98,307	$79,390

PER COMMON SHARE:
Net income:
Basic	$0.64	$0.73	$0.59
Diluted	0.64	0.73	0.59
Cash dividends	0.37	0.36	0.37
Book value	35.56	34.14	35.36
Closing market price	$35.79	$35.20	$37.55
Common shares outstanding:
Actual at period end, net of treasury shares	135,192,675	134,936,551	134,949,063
Weighted average-basic	134,808,634	134,411,166	134,691,360
Weighted average-diluted	135,121,380	134,840,328	134,984,970
FINANCIAL RATIOS:
Return on average assets	1.19%	1.35%	1.08%
Return on average shareholders’ equity	7.25%	8.72%	6.70%
Return on average tangible equity (non-GAAP)(1)	11.98%	14.97%	11.27%
Average equity to average assets	16.36%	15.49%	16.11%
Net interest margin	3.44%	3.63%	3.55%

	March 31 2024	December 31 2023	March 31 2023
PERIOD END BALANCES:
Assets	$30,028,798	$29,926,482	$30,182,241
Earning assets	26,659,694	26,623,652	26,826,111
Loans & leases, net of unearned income	21,520,076	21,359,084	20,612,159
Loans held for sale	44,426	56,261	68,176
Investment securities	3,954,519	4,125,754	4,777,587
Total deposits	22,919,746	22,819,319	22,284,586
Shareholders’ equity	4,807,441	4,771,240	4,606,537

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income	Three Months Ended
	March	March	December
	2024	2023	2023
Interest & Loan Fees Income (GAAP)	$369,180	$329,303	$369,175
Tax equivalent adjustment	872	1,135	866

Interest & Fees Income (FTE) (non-GAAP)	370,052	330,438	370,041
Interest Expense	146,691	94,983	139,485

Net Interest Income (FTE) (non-GAAP)	223,361	235,455	230,556
Provision for Credit Losses	5,740	6,890	6,875
Noninterest Income:
Fees from trust services	4,646	4,780	4,508
Fees from brokerage services	5,267	4,200	4,360
Fees from deposit services	8,971	9,362	9,107
Bankcard fees and merchant discounts	1,873	1,707	1,923
Other charges, commissions, and fees	858	1,138	924
Income from bank-owned life insurance	2,418	1,891	1,855
Income from mortgage banking activities	5,298	6,384	4,746
Mortgage loan servicing income	789	2,276	783
Net (losses) gains on investment securities	(99)	(405)	276
Other noninterest income	2,191	1,411	5,193

Total Noninterest Income	32,212	32,744	33,675

Noninterest Expense:
Employee compensation	59,293	55,414	57,829
Employee benefits	14,671	13,435	9,771
Net occupancy	12,343	11,833	11,690
Data processing	7,463	7,473	7,261
Amortization of intangibles	910	1,279	1,279
OREO expense	159	667	188
Net (gains) on the sale of OREO properties	(83)	(43)	(126)
Equipment expense	6,853	6,996	7,539
FDIC insurance expense	6,455	4,587	16,621
Mortgage loan servicing expense and impairment	1,015	1,884	962
Expense for the reserve for unfunded loan commitments	(1,790)	2,600	940
Other noninterest expense	33,453	31,294	38,333

Total Noninterest Expense	140,742	137,419	152,287

Income Before Income Taxes (FTE) (non-GAAP)	109,091	123,890	105,069
Tax equivalent adjustment	872	1,135	866

Income Before Income Taxes (GAAP)	108,219	122,755	104,203
Taxes	21,405	24,448	24,813

Net Income	$86,814	$98,307	$79,390

MEMO: Effective Tax Rate	19.78%	19.92%	23.81%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets
	March 2024 Q-T-D Average	March 2023 Q-T-D Average	March 31 2024	December 31 2023
Cash & Cash Equivalents	$1,131,565	$1,238,563	$1,732,646	$1,598,943
Securities Available for Sale	3,717,961	4,450,510	3,613,975	3,786,377
Less: Allowance for credit losses	0	0	0	0

Net available for sale securities	3,717,961	4,450,510	3,613,975	3,786,377
Securities Held to Maturity	1,020	1,020	1,020	1,020
Less: Allowance for credit losses	(17)	(18)	(19)	(17)

Net held to maturity securities	1,003	1,002	1,001	1,003
Equity Securities	8,946	7,767	8,762	8,945
Other Investment Securities	316,490	333,256	330,781	329,429

Total Securities	4,044,400	4,792,535	3,954,519	4,125,754

Total Cash and Securities	5,175,965	6,031,098	5,687,165	5,724,697

Loans held for sale	43,759	41,015	44,426	56,261
Commercial Loans & Leases	15,630,846	15,048,023	15,725,038	15,535,204
Mortgage Loans	4,757,005	4,215,807	4,769,495	4,728,374
Consumer Loans	1,090,632	1,400,008	1,038,035	1,109,607

Gross Loans	21,478,483	20,663,838	21,532,568	21,373,185
Unearned income	(13,631)	(21,243)	(12,492)	(14,101)

Loans & Leases, net of unearned income	21,464,852	20,642,595	21,520,076	21,359,084
Allowance for Loan & Lease Losses	(259,341)	(234,809)	(262,905)	(259,237)

Net Loans	21,205,511	20,407,786	21,257,171	21,099,847
Mortgage Servicing Rights	4,427	20,739	4,241	4,554
Goodwill	1,888,889	1,888,889	1,888,889	1,888,889
Other Intangibles	12,185	18,442	11,595	12,505
Operating Lease Right-of-Use Asset	86,375	74,163	86,074	86,986
Other Real Estate Owned	2,668	2,211	2,670	2,615
Bank-Owned Life Insurance	488,401	480,690	490,596	486,895
Other Assets	524,203	547,256	555,971	563,233

Total Assets	$29,432,383	$29,512,289	$30,028,798	$29,926,482

MEMO: Interest-earning Assets	$26,087,458	$26,177,730	$26,659,694	$26,623,652

Interest-bearing Deposits	$16,663,765	$15,186,632	$16,902,397	$16,670,239
Noninterest-bearing Deposits	5,941,866	6,897,030	6,017,349	6,149,080

Total Deposits	22,605,631	22,083,662	22,919,746	22,819,319
Short-term Borrowings	203,570	166,614	207,727	196,095
Long-term Borrowings	1,500,237	2,417,999	1,739,434	1,789,103

Total Borrowings	1,703,807	2,584,613	1,947,161	1,985,198
Operating Lease Liability	92,480	78,729	92,266	92,885
Other Liabilities	213,989	194,997	262,184	257,840

Total Liabilities	24,615,907	24,942,001	25,221,357	25,155,242

Preferred Equity	0	0	0	0
Common Equity	4,816,476	4,570,288	4,807,441	4,771,240

Total Shareholders’ Equity	4,816,476	4,570,288	4,807,441	4,771,240

Total Liabilities & Equity	$29,432,383	$29,512,289	$30,028,798	$29,926,482

MEMO: Interest-bearing Liabilities	$18,367,572	$17,771,245	$18,849,558	$18,655,437

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
Quarterly Share Data:	March 2024	March 2023	December 2023
Earnings Per Share:
Basic	$0.64	$0.73	$0.59
Diluted	$0.64	$0.73	$0.59
Common Dividend Declared Per Share	$0.37	$0.36	$0.37
High Common Stock Price	$38.18	$42.45	$38.74
Low Common Stock Price	$32.92	$33.35	$25.35
Average Shares Outstanding (Net of Treasury Stock):
Basic	134,808,634	134,411,166	134,691,360
Diluted	135,121,380	134,840,328	134,984,970
Common Dividends	$50,213	$48,720	$50,066
Dividend Payout Ratio	57.84%	49.56%	63.06%

EOP Share Data:	March 31 2024	December 31 2023	March 31 2023
Book Value Per Share	$35.56	$35.36	$34.14
Tangible Book Value Per Share (non-GAAP) (1)	$21.50	$21.27	$20.01
52-week High Common Stock Price	$38.74	$42.45	$44.15
Date	12/14/23	2/3/2023	11/11/22
52-week Low Common Stock Price	$25.35	$25.35	$33.11
Date	10/24/23	10/24/23	5/2/22
EOP Shares Outstanding (Net of Treasury Stock):	135,192,675	134,949,063	134,936,551
Memorandum Items:
Employees (full-time equivalent)	2,716	2,736	2,836
Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$4,807,441	$4,771,240	$4,606,537
Less: Total Intangibles	(1,900,484)	(1,901,394)	(1,906,507)

Tangible Equity (non-GAAP)	$2,906,957	$2,869,846	$2,700,030
÷ EOP Shares Outstanding (Net of Treasury Stock)	135,192,675	134,949,063	134,936,551

Tangible Book Value Per Share (non-GAAP)	$21.50	$21.27	$20.01

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended March 2024			Three Months Ended March 2023			Three Months Ended December 2023
Selected Average Balances and Yields:	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)
ASSETS:
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$882,656	$12,303	5.61%	$936,394	$10,983	4.76%	$819,431	$11,570	5.60%
Investment securities:
Taxable	3,743,157	34,722	3.71%	4,404,864	36,259	3.29%	3,836,498	35,710	3.72%
Tax-exempt	212,375	1,474	2.78%	387,671	2,740	2.83%	195,471	1,471	3.01%

Total securities	3,955,532	36,196	3.66%	4,792,535	38,999	3.26%	4,031,969	37,181	3.69%
Loans and loans held for sale, net of unearned income (2)	21,508,611	321,553	6.01%	20,683,610	280,456	5.49%	21,279,444	321,290	6.00%
Allowance for loan losses	(259,341)			(234,809)			(255,032)

Net loans and loans held for sale	21,249,270		6.08%	20,448,801		5.55%	21,024,412		6.07%

Total earning assets	26,087,458	$370,052	5.70%	26,177,730	$330,438	5.10%	25,875,812	$370,041	5.68%

Other assets	3,344,925			3,334,559			3,288,334

TOTAL ASSETS	$29,432,383			$29,512,289			$29,164,146

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$16,663,765	$128,377	3.10%	$15,186,632	$68,592	1.83%	$16,414,152	$122,132	2.95%
Short-term borrowings	203,570	2,082	4.11%	166,614	1,157	2.82%	198,453	1,998	3.99%
Long-term borrowings	1,500,237	16,232	4.35%	2,417,999	25,234	4.23%	1,394,361	15,355	4.37%

Total interest-bearing liabilities	18,367,572	146,691	3.21%	17,771,245	94,983	2.17%	18,006,966	139,485	3.07%

Noninterest-bearing deposits	5,941,866			6,897,030			6,175,309
Accrued expenses and other liabilities	306,469			273,726			284,191

TOTAL LIABILITIES	24,615,907			24,942,001			24,466,466
SHAREHOLDERS’ EQUITY	4,816,476			4,570,288			4,697,680

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,432,383			$29,512,289			$29,164,146

NET INTEREST INCOME		$223,361			$235,455			$230,556

INTEREST RATE SPREAD			2.49%			2.93%			2.61%
NET INTEREST MARGIN			3.44%			3.63%			3.55%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Three Months Ended
Selected Financial Ratios:	March 2024	March 2023	December 2023
Return on Average Assets	1.19%	1.35%	1.08%
Return on Average Shareholders’ Equity	7.25%	8.72%	6.70%
Return on Average Tangible Equity (non-GAAP) (1)	11.98%	14.97%	11.27%
Efficiency Ratio	55.26%	51.46%	57.82%
Price / Earnings Ratio	13.96	x	12.10	x	16.00	x

Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$86,814	$98,307	$79,390
(b) Number of Days	91	90	92
Average Total Shareholders’ Equity (GAAP)	$4,816,476	$4,570,288	$4,697,680
Less: Average Total Intangibles	(1,901,074)	(1,907,331)	(1,903,458)

(c) Average Tangible Equity (non-GAAP)	$2,915,402	$2,662,957	$2,794,222
Return on Average Tangible Equity (non-GAAP)\[(a) / (b)] x 366 or 365 / (c)	11.98%	14.97%	11.27%

Selected Financial Ratios:	March 31 2024	December 31 2023	March 31 2023
Loans & Leases, net of unearned income / Deposit Ratio	93.89%	93.60%	92.50%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income	1.22%	1.21%	1.17%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income	1.42%	1.42%	1.40%
Nonaccrual Loans / Loans & Leases, net of unearned income	0.29%	0.14%	0.14%
90-Day Past Due Loans/ Loans & Leases, net of unearned income	0.05%	0.07%	0.06%
Non-performing Loans/ Loans & Leases, net of unearned income	0.35%	0.21%	0.21%
Non-performing Assets/ Total Assets	0.26%	0.16%	0.15%
Primary Capital Ratio	16.86%	16.79%	16.07%
Shareholders’ Equity Ratio	16.01%	15.94%	15.26%
Price / Book Ratio	1.01	x	1.06	x	1.03	x

Note:
(2) Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
Mortgage Banking Data: (1)	March 2024	March 2023	December 2023
Loans originated	$176,906	$177,808	$225,319
Loans sold	188,711	166,511	228,672

Mortgage Loan Servicing Data:	March 31 2024	December 31 2023	March 31 2023
Balance of loans serviced	$1,173,246	$1,202,448	$3,280,741
Number of loans serviced	12,163	12,419	22,436

Asset Quality Data:	March 31 2024	December 31 2023	March 31 2023
EOP Non-Accrual Loans	$63,053	$30,919	$29,296
EOP 90-Day Past Due Loans	11,329	14,579	13,105

Total EOP Non-performing Loans	$74,382	$45,498	$42,401
EOP Other Real Estate Owned	2,670	2,615	4,086

Total EOP Non-performing Assets	$77,052	$48,113	$46,487

	Three Months Ended
Allowance for Loan & Lease Losses:	March 2024	March 2023	December 2023
Beginning Balance	$259,237	$234,746	$254,886
Gross Charge-offs	(3,576)	(2,936)	(3,258)
Recoveries	1,506	1,791	733

Net (Charge-offs)	(2,070)	(1,145)	(2,525)
Provision for Loan & Lease Losses	5,738	6,890	6,876

Ending Balance	$262,905	$240,491	$259,237
Reserve for lending-related commitments	42,915	48,789	44,706

Allowance for Credit Losses (2)	$305,820	$289,280	$303,943

Notes:

(1)

During the first quarter of 2024, United completed its previously announced consolidation of its mortgage delivery channels. Based on an evaluation performed in accordance with ASC 280, Segment Reporting, as of March 31, 2024, United operates one reportable business segment. Mortgage banking data above is presented on a consolidated basis for all current and prior periods.

(2)	Includes allowances for loan losses and lending-related commitments.